Because of the electronic format for filing
Form N-SAR does
not provide adequate space for responding to Item 15 the additional answers are as follows:

Item 15 Additional Sub-custodians:

Citibank Pty. Limited, Melbourne, Australia
Scotiabank & Trust (Cayman) Ltd., Grand Cayman, Cayman Islands
Deutsche Bank AG, Seoul, Republic of Korea
Deutsche Bank NV, Amsterdam, Netherlands
Citibank N.A., San Juan, Puerto Rico
United Overseas Bank Limited, Singapore, Singapore
Nedcor Bank Limited, Braamfontein, South Africa
Barclays Bank of Uganda Limited, Kampala, Uganda
HVB Bank Serbia and Montenegro a.d., Belgrade, Serbia

Type of Custody  Foreign Custodian Rule 17f-5